BARK ANNOUNCES APPOINTMENT OF CONTROLLER AND VICE PRESIDENT OF ACCOUNTING
NEW YORK, August 26, 2022 — BARK, Inc. (NYSE: BARK) (“BARK” or the “Company”), a leading global omnichannel brand with a mission to make all dogs happy, today announced that Kevin Eyerman was appointed Controller and Vice President, Accounting.
“With over three decades of experience, Kevin brings valuable expertise across all aspects of financial reporting, accounting, and internal controls,” said Howard Yeaton, Interim Chief Financial Officer. “His proven track record of success is an important asset to our finance organization as we continue to grow our business and deliver across our key priorities.”
Mr. Eyerman most recently served as the Global Corporate Controller of Elite Word Group where he oversaw various financial functions including, accounting and budgeting. Prior to that role, he served as the Chief Accounting Officer of Ideal Image, where he managed all aspects of the company’s financial reporting and accounting functions. Mr. Eyerman began his career in public accounting with KPMG and PricewaterhouseCoopers where he served as a Senior Audit Manager prior to taking on roles of increasing financial responsibility at both publicly traded, and private-equity backed entities.
About BARK
BARK is the world’s most dog-centric company, devoted to making dogs happy with the best products, services and content. BARK’s dog-obsessed team applies its unique, data-driven understanding of what makes each dog special to design playstyle-specific toys, wildly satisfying treats, great food for your dog’s breed, effective and easy to use dental care, and dog-first experiences that foster the health and happiness of dogs everywhere. Founded in 2012, BARK loyally serves dogs nationwide with themed toys and treats subscriptions, BarkBox and BARK Super Chewer; custom product collections through its retail partner network, including Target and Amazon; its high-quality, nutritious meals made for your breed with BARK Food; and products that meet dogs’ dental needs with BARK Bright. At BARK, we want to make dogs as happy as they make us because dogs and humans are better together. Sniff around at bark.co for more information.

Contacts
Investors:
Michael Mougias
investors@barkbox.com

Media:
Garland Harwood
press@barkbox.com